EXHIBIT 10
                                                              ----------

                                  OWENS CORNING

                       DIRECTOR'S CHARITABLE AWARD PROGRAM


1.       PURPOSE OF THE PROGRAM

         The Owens Corning Director's Charitable Award Program (the "Program") allows each eligible Director of Owens Corning to recommend that the Owens Corning Foundation (the "Foundation") make a donation of $1,000,000 to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the Director, with the donation to be made, in the Director's name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. The purpose of the Program is to recognize the interest of Owens Corning and its Directors in supporting worthy educational institutions and other charitable organizations, and to enhance the role of the Foundation in Owens Corning's charitable giving programs, thereby enhancing the public image of the Foundation.

2.       ELIGIBILITY

         All persons serving as Directors of Owens Corning as of July 1, 1993, shall participate in the Program upon the completion of the Program enrollment requirements. All Directors who join Owens Corning's Board of Directors after that date, but before December 31, 2001, shall be eligible to participate in the Program upon election to the Board and after completing the Program enrollment requirements. Directors who join Owens Corning's Board of Directors after December 31, 2001 shall not be eligible to participate in the Program.

3.       VESTING

         All Directors participating in the Program as of June 17, 1999 are fully vested in the Program. For Directors elected to the Board after that date, a Director will be vested upon the completion of two terms (or six years) of service on the Board. A Director who dies or becomes totally and permanently disabled while serving on the Board will be fully vested in the Program. Accelerated vesting is within the discretion of the Compensation Committee of the Board of Directors.

4.       RECOMMENDATION OF DONATION

         When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Foundation, on a form approved by Owens Corning for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Foundation donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new Recommendation Form and submitting it to the Foundation.

5.       AMOUNT AND TIMING OF DONATION

         Each eligible Director may choose one organization to receive a Foundation donation of $1,000,000, or two organizations to receive donations aggregating $1,000,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Foundation in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. If a Director recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided between the recommended organizations in the same proportions as the total donation amount has been allocated between the organizations by the Director. However, no donation will be made to an organization on a Director's behalf unless the Director is vested in the Program.

         Owens Corning will provide the Foundation with the funds needed to make the donations on a Director's behalf. The necessary funds will be provided no later than when a donation is payable, but Owens Corning may also elect, in its discretion, to provide all or any part of the necessary funds to the Foundation before the donations become payable.

6.       DONEES

         In order to be eligible to receive a donation, a recommended organization must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code, and be reviewed and approved by the Foundation. A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of Owens Corning. A Director's private foundation is not eligible to receive donations under the Program.

7.       FUNDING AND PROGRAM ASSETS

         Owens Corning may fund the Program or it may choose not to fund the Program. If Owens Corning elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of Owens Corning identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or Owens Corning.

8.       AMENDMENT OR TERMINATION
         The Board of Directors of Owens Corning may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program.

9.       ADMINISTRATION

         The Program shall be administered by the Human Resources Division of Owens Corning. The Program Administrator shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Program Administrator on the foregoing matters shall be conclusive and binding on all interested parties.

10.      CHANGE OF CONTROL

         If there is a Change Of Control of Owens Corning, the Program will become irrevocable with respect to the Directors then participating. Also, Owens Corning will immediately transfer sufficient assets (including any insurance policies on the Directors' lives, if appropriate) into a trust, administered by an independent trustee, so that the trust will have adequate funds to make the anticipated donations for the Directors then participating. For the purpose of this Program, the term Change of Control will be defined as the term is defined in the Stock Performance Incentive Plan, as amended from time to time.

11.      GOVERNING LAW

         The Program shall be construed and enforced according to the laws of the state of Ohio, and all provisions thereof shall be administered according to the laws of said state.

12.      EFFECTIVE DATE

         The effective date of the Program is July 1, 1993. A Director's recommendation will be effective when he or she completes all enrollment requirements.